Exhibit 10.3

Text Encoding: CMBC-HT080 (MY 2007)

Trade Financing Master Agreement

(Applicable to limits or single financing under import and export)

No.: MRZ 2014 SHJZBZEZ No. 014

CHINA MINSHENG BANKING CORP., LTD.

Trade Financing Master Agreement

Party A: SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. (hereinafter referred to as the Client)

Legal Representative / Main Principal: Pan Dangyu

Domicile or Mailing Address: Bldg. 1, No. 68, Xinsha Road, Pinghu Street, Longgang District, Shenzhen

P. C.:

Fax:

Tel.:

Party B: CHINA MINSHENG BANKING CORP., LTD. SHENZHEN BRANCH (hereinafter referred to as the Bank)

Legal Representative / Main Principal: Ou Yangyong

Address: Minsheng Bank Building, Xinzhou No. 11 Street, Futian District, Shenzhen City

P. C.: 518048

Fax:

Tel.:

In order to strengthen cooperation between the Bank and the Client on trade financing business, as having applied by the Client, the Bank has agreed to provide trade financing service for the Client as long as the Client meets the requirements of the Bank. On the basis of equality, mutual benefits and friendly consultation, both parties make and enter into this Agreement on the matters concerning trade financing business as the precondition for the Bank to conclude specific trade financing business documents with the Client and provide the Client with trade financing service.

Chapter 1 Trade Financing Limit

Article 1 The term “trade financing limit” referred to in this Agreement means (please express with “√” in ☐, same below):

☑ 1.1 It means the limit for the principals granted by the Bank to the Client for trade financing business and irregularly adjusted and determined within the maximum credit line determined in the Comprehensive Credit Granting Contract on the basis of the Comprehensive Credit Granting Contract of 2014 SHJZBZEZ No. 014 made and entered into by and between the Client and the Bank on May 22, 2014 (hereinafter referred to as the Comprehensive Credit Granting Contract);

☒ 1.2 It means the trade financing limit that the Client may apply the Bank for use within the following specified limit and during the following use period: the amount is (in words)                    (in figures                 ) and the currency is:                 .

The Client may use the limit during the period from                   to                  . The accumulative trade financing balance used by the Client (that is, the accumulative amount of the outstanding principals in use) shall not exceed this limit at any time during the valid period of this limit. During the valid period of this limit, the Client may reapply for use of the amount having been repaid and the amount not used shall be cancelled automatically when the valid period expires. Meanwhile, the Client shall apply for use of the limit within the valid period of this limit. The starting date of each limit shall not be later than the deadline of the valid period of this limit. In case of adjustment of the valid period of this limit, the deadline shall be the deadline after this adjustment.

☒ 1.3 The category that the Client applies the Bank for single trade financing business is               . The amount is (in words)               (in figures ) and the currency is:              . This business is a single business and cannot be revolved.

To facilitate illustration, the trade financing limit or amount involved hereinafter is hereinafter referred to as "trade financing limit” or “limit” if sub-clause 1.1, sub-clause 1.2 or sub-clause 1.3 is selected.

Article 2 Within the limit specified in sub-clause 1.1 or sub-clause 1.2 of this Agreement, upon examination and consent by the Bank, the Client may apply for handling a specific business under this Agreement for a currency other than the credit currency. In this case, the Bank shall determine the exchange rate for conversion combined with the market practice.

Article 3 In the event that the Bank confirms through examination that the trade financing product applied by the Client is a full margin or a low risk financing business product under other commitment or acceptance accepted by the Bank, the Bank may handle relevant trade financing business without occupying the aforesaid trade financing limit.

Chapter 2 Trade Financing Business Product and its Application

Article 4 Trade financing business products that the Client may apply for handling under this Agreement include:

☒ Letter of credit	☐ Sight letter of credit ☐ Usance letter of credit

☒ Inward documentary bills:	☐ Inward documentary bills under letter of credit ☐ Inward documentary bills under collection ☐ T/T inward documentary bills
☒ Outward documentary bills:	☐ Outward documentary bills under letter of credit ☐ Outward documentary bills under collection ☐ Financing under short-term export credit insurance ☐ Export invoice financing

☒	Import refinance

☒	Packing loan

☒	Shipping guarantee

☑	Bank guarantee

☒	RMB and foreign currency all-in-one ticket

☒ Others (please indicate):

Article 5 If applying for handling various trade financing business specified in Article 4 of this Agreement, the Client shall submit specific business documents for each business according to the requirements of the Bank. The specific business documents are the documents submitted by the Client to the Bank and constituting the contracting relationship between the Client and the Bank under the specific business (regardless of their names), including but not limited to application, letter of commitment, guarantee documents and business vouchers issued by the Bank or the Bank’s designated agency. The Bank shall examine the Client’s application documents and decide whether to agree according to the stipulations of this Agreement, and relevant business management regulations and credit examination requirements currently implemented by the Bank and combined with the specific business conditions. If examined and agreed by the Bank, the Bank shall handle relevant business according to the stipulations of this Agreement.

Article 6 Without affecting the stipulations of sub-clause 1.1 of this Agreement, the limit and amount used for various specific trade financing businesses under this Agreement that the Bank handles for the Client shall accord with that specified in the specific business documents. Where there is no specific agreement in the specific business documents, the amount of limit used shall be calculated according to the financing principal provided by the Bank and the principal provided in the name of credit support by the Bank on the starting date of the limit.

Chapter 3 Preconditions for Applying for Trade Financing Business

Article 7 The Client may apply the Bank for use of the business products listed in Article 4 of this Agreement. The Client shall meet the following conditions before it submit to the Bank an application for handling trade financing business under this Agreement:

7.1 The Client has provided the Bank its establishment documents in forms and contents complying with the Bank's requirements and other documents required reasonably by the Bank; the related specific guarantee documents are effective; the mortgage right/pledge right has been established; any and all formalities for approval and registration by the government department or others have been finished;

7.2 The Client has opened related accounts with the Bank as required;

7.3 The Client has no breach or potential breach under the Comprehensive Credit Granting Contract/ this Agreement; and

7.4 Other conditions prescribed by law and agreed by both parties have been met.

Chapter 4 Applicable Scope

Article 8 This Agreement applies to various trade financing businesses provided by the Bank for the Client and listed in Article 4 of this Agreement.

Article 9 With respect to a specific trade financing business, the terms and conditions of this Agreement shall apply to the degree and scope of the specific trade financing business.

Article 10 In case of any discrepancy between the clauses of this Agreement and any other written agreement (including but not limited to any specific business document under this Agreement) concluded between the Bank and the Client through appropriate authorization and related to the trade financing business under this Agreement, the clauses of such written agreement shall prevail.

Article 11 Except otherwise specified in this Agreement or any specific business document under this Agreement, letters of credit, collection business and bank guarantees under this Agreement shall be bound by the latest Uniform Customs and Practice for Documentary Credits, Uniform Rules for bank-to-bank Reimbursement Under Documentary Credits, Uniform Rules for Collections, Uniform Rules for Demand Guarantees and other relevant practices and rules of the International Chamber of Commerce.

Chapter 5 Guarantee

Article 12 All and part of the debts of the Client under this Agreement shall be guaranteed with the following documents. These guarantee documents shall be deemed as an integral part of this Agreement.

☑ The Maximum Guarantee Contract of 2014 SHJZBZEZ No. 014-1 made and entered into by and between the Guarantor Shupeng Technology (Shenzhen) Co., Ltd. and the Bank;

☒ The Maximum Guarantee Contract of               made and entered into by and between the Mortgagor and the Bank (mortgagee);

☐ The Maximum Guarantee Contract of               made and entered into by and between the Pledgor and the Bank (pledgee);

☒ Other guarantees: The Maximum Guarantee Contract of 2014 SHJZBZEZ No. 014-2 made and entered into by and between the Guarantor Huizhou Highpower Technology Co., Ltd. and Party B;

The Maximum Guarantee Contract of 2014 SHJZBZEZ No. 014-3 made and entered into by and between the Guarantor Pan Dangyu and Party B;

Article 13 The Client hereby agrees that the Bank has the right to hold the following items as guarantee for sustainable guarantee for the Client’s debts owing the Bank and other obligations of the Client under this Contract:

13.1 All the goods that the Client or any person for the seek of the Client’s interests or according to the instructions of the Client submits to the Bank or the agent or representative of the Bank for keeping at present or in the future;

13.2 The goods that the Client places in the Bank or the Bank’s agency at present or in the future (either for the seek of keeping, custody or for other reasons), all the related notes, shipping or transportation documents, bill of lading, warehouse receipts and other ownership documents or receipts, and any other goods related to these documents.

Article 14 For the purpose of Article 13 of this Agreement, the Client agrees that, at the Bank’s request, the Client shall submit to the Bank for keeping all the drafts, documents, cheque and other notes issued, accepted or endorsed by the Client, the transportation documents, bill of lading and warehouse receipts based on which the Bank releases loans to the Client or provides other financing goods, the certificates, receipts, invoices and other notes issued by the dock company, warehouse or warehouse keeping, or endorse all related documents to the Bank as the guarantee for the Client’s debts under this Agreement.

Article 15 The Bank is entitled to, according to the changes of its business policies and its independent judgment on the Client’s ability for repaying the debts under this Agreement, adjust the requirements for guarantee conditions for the use of relevant trade financing limit by the Client, including but not limited to demanding the Client to provide security deposit, guarantor and guaranteed property, etc. The Client shall, according to the requirements of the Bank, sign relevant guarantee documents and complete all the necessary formalities related to the establishment, improvement and maintenance of such guarantee.

Article 16 In case of any discrepancy between the guarantee provisions of this Chapter and the terms and conditions of any specific guarantee document, the terms and conditions of the specific guarantee document shall prevail.

Chapter 6 Interest and expenses

Article 17 Except otherwise specified in this Agreement or a specific business document, the interest of a single business under this Agreement shall be calculated according to the actual occupation days × actual financing amount × daily interest rate from the date of release or date of payment by the Bank. If the currency is Hong Kong dollar or pounds, the daily interest rate is = annual interest rate /365. In the event that a currency other than Hong Kong dollar or pounds is used, the daily interest rate is = annual interest rate /360. Interest of a specific business shall be calculated according to the stipulations of relevant business documents. The funds received prior to the financing amount of a specific business is due may be used directly for prepaying relevant financing principal and interest.

Article 18 In the event that the Client fails to repay any principal, interest and other expenses specified in this Agreement or a specific business document under this Agreement, the Bank shall have the right to charge penalty interest at the overdue interest rate from the date of delay in repaying the financing principal, interest and other expenses until the Client repays all of the financial principal and interest. The overdue interest rate shall be % plus the interest rate level specified in the specific business document under this Agreement.

Article 19 In the event that the Client fails to pay interest on time, the Bank shall have the right to charge compound interest at the overdue interest rate by month on the expiry date for interest or a date corresponding to the expiry date for interest. Compound interest shall be calculated according to the number of actual days delayed and accrued cumulatively month by month.

Article 20 In the event that the People’s Bank of China adjusts the benchmark interest rates of loans and such adjustment applies to the trade financing business under this Agreement, the Bank shall have the right to determine the new contract loan interest rate according to the original floating proportion on the basis of the benchmark interest rates after this adjustment, and interest shall be calculated by period. The contract loan interest rate after this adjustment shall be applicable from the first day after the first expiry date for interest after this adjustment. Interest shall be calculated at the contract loan interest rate after adjustment on the current date of application.

In case of change of the contract loan interest rate, the overdue interest rate shall be changed automatically and shall be applied at the same time with the contract loan interest rate. Interest shall be calculated by period.

In case of adjustment of the interest rate pursuant to this Agreement, both parties may not sign an agreement. One party may not obtain the other party's consent nor notify the guarantor or obtain the guarantor’s consent.

Article 21 Under this Agreement, the Client shall pay the Bank expenses, including but not limited to:

Where the Client has any breach, the expenses of the Bank for collecting the letter of credit, documents, guarantees and funds under guarantees related to the trade financing business under this Agreement and claimed for relevant parties;

Chapter 7 Representations and Warranties

Article 22 The Client hereby gives the following representatives and warranties to the Bank:

22.1 The Client is an independent legal person duly established and validly existing. The Client has full and appropriate qualifications and ability for concluding and performing this Agreement and any other document related to this Agreement. The institutions and signatories who sign, submit, receive and perform the abovementioned documents on behalf of the Client have obtained legitimate and official authorization and have the right to represent the Client to conduct the abovementioned activities;

22.2 All the documents, data and vouchers that the Client provides the Bank for the purpose for signing this Agreement and any other document related to this Agreement are genuine, complete, accurate and effective. All the financial statements and other documents reflecting the operation conditions of the Client that the Client provides the Bank give a true view of the Client’s financial status and operation conditions as of the date of reporting. From the date of issue of these statements or documents, there is no major adverse change of the operation conditions and financial status of the Client;

22.3 When this Agreement is signed, there is no breach specified in Article 29 of this Agreement occurring and under going, and the Client does not violate any law, rule, regulation, judgment and ruling applicable to the Client or its assets, and any agreement, contract or other contractual document signed by the Client. In addition, the Client’s signature of this Agreement or any document under this Agreement or the Client’s performance of any obligation under this Agreement or the document may not result in the Client’s breach of any other agreement or document;

22.4 When this Agreement is signed, there is no litigation, arbitration, enforcement or other judicial or administrative proceeding which may seriously affect the Client’s ability for performing any obligation under this Agreement or any document related to this Agreement according to the Bank’s reasonable judgment;

22.5 The basic transaction that the Client applies for a specific business under this Agreement is genuine and legitimate, and the basic transaction contract, document, tax vouchers and other materials submitted by the Client are genuine, complete, accurate and effective.

Chapter 8 Commitments

Article 23 The Client hereby gives the following commitments to the Bank:

23.1 The Client shall completely and appropriately perform the debts of the Client under this Agreement and all the commitments, warranties, obligations and responsibilities of the Client under this Agreement and the relevant specific business documents;

23.2 The Client warrants that it has obtained all necessary approvals, authorizations, licenses and consents from government and / or other governments and warrants that all these approvals, authorizations, licenses and consents remain completely legitimate and effective. The Client shall take or force others to take all necessary actions for performing its obligations under this Agreement;

23.3 Where, prior to full repayment of the Client’s debts owing the Bank under this Agreement, there is any significant litigation or legal proceeding against the Client, or any event which has major adverse effect on the Client’s ability for performing its obligations under this Agreement or any event of default under this Agreement, the Client shall notify the Bank within five (5) working days after the occurrence or awareness of occurrence of such event and try to take actions for remedy or make relevant arrangement to protect the Bank’s rights and interests according to the requirements of the Bank and within the scope permitted by law;

23.4 The Client shall read carefully all the terms and conditions specified in various business application documents (front side and back side) and fill in relevant applications according to the requirements of the Bank. The Client shall undertake all the losses and responsibilities arising from wrong or illegible handwriting;

23.5 Without the Bank’s prior written instructions or prior written consent, the Client shall not or not attempt to transfer any document and / or goods under this Agreement, or establish or allow the establishment of any guarantee right and interest, or disposal by any other means such documents and / or goods.

Chapter 9 Bank’s Rights for Documents and Goods

Article 24 The Bank shall be deemed as the legal bearer or legal holder of the draft and / or document and be deemed having obtained relevant bill of lading and other document title and the ownership of the goods thereof once the Bank purchases, or discounts or negotiates relevant draft and / or other document of a specific business under this Agreement and has actually paid for the discount or negotiated amount. The Bank is entitled to dispose the relevant document and goods by appropriate means at any time that the Bank thinks necessary. The Bank shall sign and take all the documents and actions that the Bank thinks necessary to ensure and complete the transfer of the ownership of the aforesaid goods.

Article 25 In the event that the Client takes any draft and / or other document, and / or the collection right or goods represented by such document in accordance with any specific business document under this Agreement, the Bank shall obtain the right of pledge of the relevant draft and / or document and the goods thereof. Without prejudice to the Bank’s rights under Article 26 of this Agreement, the Bank is entitled to endorse relevant draft or complete various procedures required by laws and regulations, including but not limited to registration and delivery, and dispose relevant document and goods by appropriate means at any time that the Bank thinks necessary.

Article 26 Under any one of the following circumstances, the Bank is entitled to decide on its’ own to realize, sell, transfer or dispose by any other means the document and / or goods at a price that the Bank thinks appropriate and at any time. It is unnecessary to take any legal proceeding or any other action for the Client or any other person. The Bank shall not bear responsibility for any loss (if any) arising from such realization, sale, transfer or disposal.

26.1 The party which has the obligation of acceptance or payment has any event of default when accepting or paying any document;

26.2 The Client fails to repay any debt owing the Bank or violate any stipulation of this Agreement;

26.3 The Client, or the payer or accepter of any document or the person undertaking the obligation of payment of any document fails to or acknowledges inability to accept or pay the document, or goes into bankruptcy and liquidation, or suffers from compulsory measures taken by relevant authorities for its any property;

26.4 There may be or is any litigation under going which may damage the Bank’s lawful rights and interests under relevant document and goods;

26.5 The Bank thinks reasonable for selling or realizing relevant goods and / or document.

Article 27 The Bank may use the funds obtained from disposal of relevant goods and / or document set forth in Article 26 for repaying the Bank’s debts owing the Bank according to the order determined in Article 31 of this Agreement. In the event that the funds obtained therefrom are not enough to pay the expenses for disposal of the goods and / or document and the Client’s debts owing the Bank, the Client shall make up the difference immediately.

Chapter 10 Authorization

Article 28 The Client hereby authorizes the Bank to:

28.1 Represent the Client to, or in the name of the Client, sign, deliver, improve and conduct all the documents, actions or events which are possibly required or the Bank thinks property, and enable them completely effective, in order to execute the Client’s obligations under this Agreement or enable the Bank to maintain various guarantee rights established under this Agreement;

Designate any other party as the Bank’s affiliated bank, designated person, service provider or agent, and the Bank may grant its any right under this Agreement to the said party;

28.2 Make arrangement with the seller, shipper, carrier, warehouse keeper and / or any other related party; the Bank bears no responsibility for event of default or negligence by such party in the aforesaid events;

28.3 Notify the Bank’s rights and interests for relevant document and / or goods to other related parties according to relevant provisions of laws and regulations;

28.4 Within the scope permitted by law, take actions that the Bank independently thinks necessary to protect the Bank’s rights and interests for relevant document and / or goods.

Chapter 11 Event of Default

Article 29 Any one of the following events shall constitute an event of default of the Client under this Agreement:

29.1 The Client fails to pay the matured debts on time and in full, including but not limited to the principal, interest or any other expenses specified in this Agreement or specified in a specific business document, or the Client fails to deposit sufficient money to the account designated by the Bank prior to the date of external payment by the Bank according to the stipulations of this Agreement or any specific business document under this Agreement;

29.2 The Client fails to use the financing funds according to the stipulations of this Agreement or a specific business document;

30.3 Any representation and warranty given by the Client in this Agreement or any document, data or information that the Client provides the Bank under this Agreement is proved incorrect or inaccurate; or the Client does not perform its any commitment, responsibility or obligation completely and properly under this Agreement or the relevant specific business document;

29.4 The Client is unable to or shows inability to repay its any debt under the loan contract or credit granting contract concluded with any a third party, or the Client has any event of default under any other contract, agreement or commitment, or any other debt owed by the Client is announced acceleration prior to the specified date of maturity;

29.5 According to reasonable judgment of the Bank, there is any other event which may materially endanger or damage the Bank’s rights and interests under this Agreement, including but not limited to: major change of the operation conditions of the Client; significant adverse change of the financial status of the Client; major averse litigation or legal proceeding against the Client; major change of the market conditions related to the business operation of the Client or major change of relevant credit policies or industrial policies of China, which may have material adverse impact on the operation conditions of the Client, and so on;

29.6 The guarantor has any event of default under any guarantee document; or

29.7 There is any other event or behavior which has serious adverse effect on the creditor’s rights or guarantee rights and interests of the Bank.

Article 30 In case of any event of default set forth in Article 29 of this Agreement, the Bank shall have the right to take any one or all of the following measures:

30.1 To adjust the limit amount, limit revolving and credit term under the Comprehensive Credit Granting Contract or under this Agreement until the use of the limit is terminated;

30.2 To adjust the scope of the trade financing products set forth in Article 4 of this Agreement;

30.3 To announce acceleration of all the debts directly or indirectly deriving from this Agreement, and demand the Client to make repayment immediately;

30.4 To execute the guarantee under this Agreement;

30.5 To demand the Client to provide or increase security in various forms, including but not limited to guarantee, mortgage or pledge;

30.6 To make deduction directly from the any account of the Client opened with the Bank and any branch of China Minsheng Bank for paying the Client’s any funds payable for the Bank under this Agreement;

30.7 To take any other measures permitted by laws and regulations and complying with provisions of relevant laws in order to maintain its rights and interests under this Agreement.

Article 31 Any and all funds obtained by the Bank from exercising any right prescribed by law or specified in this Contract shall be used for repaying the creditor’s rights of the Bank according to the following order: (1) expenses for realization of the creditor’s rights and guarantee rights; (2) other expenses paid in advance by the Bank or chargeable by the Bank; (3) compound interest and default interest; (4) interest; (5) principal; and (6) other funds payable. The Bank is entitled to make an independent decision on change of the said payment order.

Chapter 12 Currency and Payment

Article 32 The Client shall pay the Bank any and all funds due and payable on time and in full according to the stipulations of this Agreement and any specific business document under this Agreement or according to the instructions issued by the Bank irregularly. The Client shall make payment according to the currency when the specific business occurs, unless otherwise specified.

Article 33 In the event that the Client shall pay the Bank some money in one currency pursuant to this Agreement but the Bank makes payment to the Bank in another currency for any reason, the Bank shall have the right to decide whether to accept such payment. In the event that the Bank agrees to accept this payment, conversion shall be made at the exchange rate determined by the Bank by law.

Article 34 Any and all funds payable by the Client under this Agreement may not be discounted, withdrawn or deducted nor be attached with any condition. Should the Client make any deduction or withdrawal (either related to tax or not) according to relevant legitimate provisions, the Client shall pay an extra sum in addition to the amount payable to ensure that the Bank will receive an amount receivable without making such deduction or withdrawal.

Chapter 13 Offset

Article 35 As agreed by the Client, without affecting any legal right of offset or any similar right reserved by the Bank, if permitted by law, the Bank is entitled to deduct any money from any account of the Client (regardless of the nature or currency of the account) opened with the Bank and any branch of China Minsheng Bank for setting off the Client’s debts of any nature or currency owed the Bank, and the Bank shall bear no responsibility for the losses on interest and any other loss arising therefrom. In the event that such offset requires converting one currency into another currency, conversion shall be made at the exchange rate determined by the Bank by law.

Chapter 14 Miscellaneous

Article 36 Independence

Each clause of this Agreement shall be independent. In the event that one clause or several clauses of this Agreement become illegal, invalid or non-enforceable, the legitimacy, validity and enforceability of the other clauses of this Agreement shall not be affected.

Article 37 Notice

37.1 Any and all notices, requirements, instructions or other documents under or in connection with this Agreement shall be made in written form and sent to the address or number firstly given in this Agreement or any other address notified by the party at least five (5) working days in advance.

37.2 Any and all notices, requirements, instructions or other documents given by one party to the other party under this Agreement shall be deemed having been served under the following circumstances:

	At the time of actually receiving, if sent by a special person or express mail service (EMS);

‚	At the time when the sender receives a fax response report for determination, if sent by fax;

ƒ	On the fifty (5th) working day after the letter is put in the envelope with correct address of the other party and is posted by means of postage paid, if sent by letter.

Article 38 Applicable laws and dispute settlement

38.1 This Agreement and various specific business documents under this Agreement shall be governed by laws of the People’s Republic of China;

38.2 Any and all disputes arising from and in connection with the execution of this Agreement shall be settled firstly through consultation between both parties. Where consultation fails, any party shall have the right to institute a lawsuit in the people’s court at the location where the Bank is located.

Article 39 Transfer

39.1 Without the Bank’s written consent in advance, the Client shall not transfer to a third party any right or obligation under this Agreement, nor establish any guarantee or similar right and interest on the Client's right;

39.2 The Client agrees that the Bank may transfer to a third party, set up guarantee or establish trust for, the Bank’s rights and interests under this Agreement, the Comprehensive Credit Granting Contract and relevant guarantee documents. The Bank may notify the Client of its abovementioned actions by a method it thinks proper. The Client shall continue to undertake responsibility for the Bank and the Bank’s right and interest transferee and beneficiary according to the stipulations of this Agreement.

Article 40 Effectiveness, change and cancellation

40.1 This Agreement shall become effective when both parties’ legal representatives/main principals or authorized agents give their signatures or affix their seals and both parties affix their official seals/special contract seals;

40.2 Change or amendment of this Agreement shall be made in written form and shall come into force when the legal representatives or authorized agents of the Bank and the Client give their signatures or affix their seals and affix their official seals;

40.3 This Agreement shall be terminated under the following circumstances:

 The credit term or the agreed business period expires;

‚ Any party terminates this Agreement or the Comprehensive Credit Granting Contract according to the stipulations of this Agreement or the Comprehensive Credit Granting Contract, or both parties reach an agreement on the termination of this Agreement.

The termination of this Agreement shall not affect the rights and obligations of both parties which have been produced and have not been completed pursuant to this Agreement.

Chapter 15 Other Provisions

Chapter 16 Special Statement

The Client confirms that it has carefully read, and full understanding of, and accepts the contents of this Agreement. The Client’s signature and execution of this Agreement is of its own willingness. The expression of all meanings of the Client under this Agreement is true.

The Client agrees and authorizes the Bank irrevocably to report relevant information to the financial credit information database established by the State. Such information shall include the name, registered address and other related information of this institution, the transaction records, credit information and bad information (including failure to perform obligations of this Contract, the institution’s performance of obligations and enforcement ruled or judged by the people’s court, and other relevant bad information prescribed by laws and regulations) generated during business activities and performance activities of this institution under this Contract.

Client : (Seal) Shenzhen Highpower Technology Co., Ltd. (Seal)

Legal Representative / Main Principal:

(Or Authorized Agent) (Signature or Seal): Pan Dangyu (Seal)

May 13, 2014

Bank: (Seal) CHINA MINSHENG BANKING CORP., LTD. SHENZHEN BRANCH (Seal)

Legal Representative / Main Principal:

(Or Authorized Agent) (Signature or Seal):

May 22, 2014